As filed with the Securities and Exchange Commission on January 8, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MPLX LP
(Exact name of Registrant as specified in its charter)

Delaware	27-0005456
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
200 E. Hardin Street
Findlay, Ohio 45840
(Address of principal executive offices, including zip code)

MPLX LP 2012 Incentive Compensation Plan
(Full title of the plan)
Molly R. Benson
Vice President, Corporate Secretary and Chief Compliance Officer
200 E. Hardin Street
Findlay, Ohio 45840
(Name and address of agent for service)
419-421-2414
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Units representing limited partner interests	302,000	$35.88	$10,835,760	$1,349.06

(1)
Represents the Common Units representing limited partner interests (“Common Units”) of MPLX LP (the “Registrant”) issuable pursuant to the MPLX LP 2012 Incentive Compensation Plan (the “Plan”) pursuant to the unit counting provisions of the Plan upon the cancellation, expiration, forfeiture, or other termination of awards without delivery of units that are being registered herein.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Common Units as may become issuable pursuant to the anti-dilution adjustment provisions of the Plan.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act based on the average of the high and low trading prices for the Common Units reported on the New York Stock Exchange on January 2, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by the Registrant to register an additional 302,000 Common Units for issuance under the Plan pursuant to the unit counting provisions of the Plan upon the cancellation, expiration, forfeiture, or other termination of awards without delivery of units. The Registrant previously registered 2,750,000 Common Units eligible for issuance under the Plan on Form S-8 Registration Statement No. 333-184707 (the “Prior Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on November 1, 2012. In accordance with Instruction E to Form S-8, the Registrant incorporates herein by reference the contents of the Prior Registration Statement, except that provisions contained in Part II of such Prior Registration Statement are modified as set forth herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act ”), and, in accordance therewith, files reports and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (Part II, Item 6, Part II, Item 7 and Part II, Item 8 have been superseded by recasted information filed by MPLX on a Current Report on Form 8-K on May 1, 2017) (Commission File No. 001-35714);

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 (Commission File No. 001-35714);
(c)
The Registrant’s Current Reports on Form 8-K filed on January 5, 2017, February 10, 2017, March 2, 2017, April 3, 2017, May 1, 2017 (SEC Film No. 17801592), June 5, 2017, July 6, 2017, July 27, 2017 (SEC Film No. 17984405), August 4, 2017, August 29, 2017, September 1, 2017, November 7, 2017, November 13, 2017, December 19, 2017, January 4, 2018 and January 8, 2018 (Commission file No. 001-35714); and

(d)
The description of the Common Units contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35714) filed with the Commission on October 23, 2012 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.
Section 7.7(a) of the Registrant’s Third Amended and Restated Agreement of Limited Partnership, dated as of October 31, 2016, filed with the Commission as Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-35714) filed with the Commission on October 31, 2016, amended on February 23, 2017, and such first amendment filed with the Commission as Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K (File No. 001-35714) filed with the Commission on February 24, 2017, and such second amendment filed with the Commission as Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 001-35714) filed with the Commission on January 8, 2018 (as amended, the “Partnership Agreement”), provides that the Registrant will indemnify and hold harmless the following persons (each, an “Indemnitee”), to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any such person is involved, or threatened to be involved, as a party of otherwise, by reason of such person’s status with respect to the Registrant and acting (or refraining to act) in such capacity:

•	MPLX GP LLC, as the general partner of the Registrant (the “General Partner”);

•	any departing general partner of the Registrant;

•	any person who is or was an affiliate of the General Partner or any departing general partner of the Registrant;

•
any person who is or was a managing member, manager, general partner, director, officer, fiduciary or trustee of the Registrant, its subsidiaries, the General Partner, any departing general partner of the Registrant or any of their respective affiliates;

•
any person who is or was serving at the request of the General Partner or any departing general partner of the Registrant or any of their respective affiliates as an officer, director, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to the Registrant or any of its subsidiaries, provided that a person shall not be an Indemnitee for purposes of the Partnership Agreement by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and

•
any person the General Partner designates as an Indemnitee because such person’s status, service or relationship exposes such person to claims or suits relating to the business and affairs of the Registrant and its subsidiaries.

Provided, that no Indemnitee will be indemnified and held harmless pursuant to the Partnership Agreement if there has been a final non-appealable judgment entered by a court of competent jurisdiction determining that such Indemnitee, in respect of the matter for which such Indemnitee is seeking indemnification under the Partnership Agreement, acted in bad faith or engaged in intentional fraud, willful misconduct, or with respect to any criminal matter, acted with knowledge that such Indemnitee’s conduct was unlawful, and; provided further, that none of the General Partner’s affiliates (other than any Group Member (as defined in the Partnership Agreement)) will be entitled to indemnification for their obligations under the Transaction Documents (as defined in the Partnership Agreement).
Any indemnification described above will be made only out of the Registrant’s assets. Unless the General Partner otherwise agrees, the General Partner will not be personally liable for such indemnification, or have any obligation to contribute or loan funds or assets to the Registrant to enable the Registrant to effectuate such indemnification.

Section 7.7(b) of the Partnership Agreement states that, to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Registrant prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Indemnitee is not entitled to be indemnified upon receipt by the Registrant of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized by Section 7.7 of the Partnership Agreement.

Section 7.7(d) of the Partnership Agreement states that the Registrant may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner shall determine, against any liabilities that may be asserted against, or expenses that may be incurred by, such person in connection with the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liabilities under the Partnership Agreement. As of the date of this Registration Statement, the General Partner maintains directors and officers liability insurance for the benefit of its directors and officers.
Under the second amended and restated limited liability company agreement of the General Partner, in most circumstances, the General Partner will provide indemnification similar to that in the Partnership Agreement for each of the following: (i) MPC Investment LLC, as the initial member of the General Partner, and any person later admitted to the General Partner as a member; (ii) any person who is or was an affiliate of the General Partner (other than the Registrant and its subsidiaries); (iii) any person who is or was a member, partner, director, officer, fiduciary or trustee of the General Partner or its affiliates (other than the Registrant and its subsidiaries); (iv) any person who is or was serving at the request of the General Partner or its affiliates as an officer, director, member, manager, partner, fiduciary or trustee of another person; provided, however, that a person shall not be entitled to indemnification solely by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (v) any person designated by the board of directors of the General Partner.
Subject to the limitations set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 8.	Exhibits.

No.	Description

4.1
Certificate of Limited Partnership of MPLX LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-182500) filed by the Registrant on July 2, 2012, as amended on August 10, 2012, September 7, 2012, October 9, 2012 and October 18, 2012)

4.2
Amendment to the Certificate of Limited Partnership of MPLX LP (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-182500), filed by the Registrant on July 2, 2012, as amended on August 10, 2012, September 7, 2012, October 9, 2012 and October 18, 2012)

4.3
MPLX LP 2012 Incentive Compensation Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-182500) filed by the Registrant on July 2, 2012, as amended on August 10, 2012, September 7, 2012, October 9, 2012 and October 18, 2012)

4.4
MPLX GP LLC Amended and Restated Non-Management Director Compensation Policy and Director Equity Award Terms (incorporated by reference to Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K (File No. 001-35714) filed by the Registrant on February 24, 2017)

4.5
Third Amended and Restated Agreement of Limited Partnership, dated as of October 31, 2016 (incorporated by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-35714) filed by the Registrant on October 31, 2016)

4.6
First Amendment to Third Amended and Restated Agreement of Limited Partnership, dated February 23, 2017 (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K (File No. 001-35714) filed by the Registrant on February 24, 2017)

4.7
Second Amendment to Third Amended and Restated Agreement of Limited Partnership, dated January 2, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 001-35714) filed by the Registrant on January 8, 2018)

*5.1	Opinion of Jones Day
*23.1	Consent of PricewaterhouseCoopers LLP
*23.2	Consent of PricewaterhouseCoopers LLP
*23.3	Consent of PricewaterhouseCoopers LLP
*23.4	Consent of PricewaterhouseCoopers LLP
*23.5	Consent of PricewaterhouseCoopers LLP
*23.6	Consent of PricewaterhouseCoopers LLP
*23.7	Consent of KPMG LLP
*23.8	Consent of KPMG LLP
*23.9	Consent of KPMG LLP
*23.10	Consent of Grant Thornton LLP
*23.11	Consent of Jones Day (included in Exhibit 5.1)
*24.1	Powers of Attorney

*	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Findlay, State of Ohio, on January 8, 2018.

MPLX LP

By:	MPLX GP LLC, its General Partner

By:	/s/ Gary R. Heminger
Gary R. Heminger Chairman of the Board of Directors and Chief Executive Officer of MPLX GP LLC
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on January 8, 2018.

Signature	Title
/s/ Gary R. Heminger	Chairman of the Board of Directors and Chief Executive Officer of MPLX GP LLC (Principal Executive Officer)
Gary R. Heminger
*	Director, Executive Vice President and Chief Financial Officer of MPLX GP LLC (Principal Financial Officer)
Pamela K.M. Beall
*	Vice President and Controller of MPLX GP LLC (Principal Accounting Officer)
C. Kristopher Hagedorn
*	Director and President of MPLX GP LLC
Michael J. Hennigan
*	Director of MPLX GP LLC
Michael L. Beatty
*	Director of MPLX GP LLC
David A. Daberko
*	Director of MPLX GP LLC
Timothy T. Griffith
*	Director of MPLX GP LLC
Christopher A. Helms
*	Director of MPLX GP LLC
Garry L. Peiffer
*	Director of MPLX GP LLC
Dan D. Sandman
*	Director of MPLX GP LLC
Frank M. Semple
*	Director of MPLX GP LLC
John P. Surma
*	Director of MPLX GP LLC
Donald C. Templin

*This Registration Statement has been signed on behalf of the above directors and/or officers of MPLX GP LLC by Gary R. Heminger on January 8, 2018, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

By:	/s/ Gary R. Heminger
Gary R. Heminger, Attorney-in-Fact